Exhibit 99

Dollar General Corporation Reports First Quarter 2022 Results

Raises Sales Guidance for Fiscal Year 2022

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--May 26, 2022--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2022 first quarter (13 weeks) ended April 29, 2022.

  Net Sales Increased 4.2% to $8.8 Billion
  Same-Store Sales Decreased 0.1%
  Operating Profit Decreased 17.9% to $746.2 Million
  Diluted Earnings Per Share (“EPS”) Decreased 14.5% to $2.41
  Cash Flows From Operations of $449.5 Million
  Board of Directors Declares Quarterly Cash Dividend of $0.55 per share

“We are pleased with our start to 2022, and I want to thank each of our team members for their ongoing commitment and dedication to serving our customers every day,” said Todd Vasos, Dollar General’s chief executive officer. “Despite ongoing headwinds due to supply chain pressures and heightened inflation, we remained focused on controlling what we can control and delivered solid financial results, which exceeded our expectations for sales and EPS for the quarter.”

“During the first quarter, we executed more than 800 real estate projects, and made significant progress advancing our key strategic initiatives to enhance the value and convenience proposition for our customers. We continue to drive strategic innovation as we further differentiate Dollar General in the discount retail channel, while delivering long-term sustainable growth and value for our shareholders.”

First Quarter 2022 Highlights

Net sales increased 4.2% to $8.8 billion in the first quarter of 2022 compared to $8.4 billion in the first quarter of 2021. The net sales increase was primarily driven by positive sales contributions from new stores, partially offset by the slight decline in same-store sales and the impact of store closures. Same-store sales decreased 0.1% compared to the first quarter of 2021, driven by a decline in customer traffic, partially offset by an increase in average transaction amount. Same-store sales in the first quarter of 2022 declined in each of the seasonal, apparel, and home products categories, offset by an increase in the consumables category.

Gross profit as a percentage of net sales was 31.3% in the first quarter of 2022 compared to 32.8% in the first quarter of 2021, a decrease of 151 basis points. This gross profit rate decrease was primarily attributable to a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories; an increased LIFO provision, which was driven by higher product costs; increased transportation costs; an increase in markdowns as a percentage of sales; increased distribution costs; and an increase in inventory damages. These factors were partially offset by higher inventory markups.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.8% in the first quarter of 2022 compared to 22.0% in the first quarter of 2021, an increase of 78 basis points. The primary expenses that were a greater percentage of net sales in the current year period were retail labor, store occupancy costs, depreciation and amortization and utilities; partially offset by reductions in incentive compensation and winter storm related disaster expenses.

Operating profit for the first quarter of 2022 decreased 17.9% to $746.2 million compared to $908.9 million in the first quarter of 2021.

The effective income tax rate in the first quarter of 2022 was 21.8% compared to 22.0% in the first quarter of 2021. This lower effective income tax rate was primarily due to a decrease in pre-tax earnings in the 2022 period compared to the 2021 period while rate impacting items, such as the benefits from stock-based compensation and federal tax credits, remained materially the same in amount in both the 2022 and 2021 periods.

The Company reported net income of $552.7 million for the first quarter of 2022, a decrease of 18.5% compared to $677.7 million in the first quarter of 2021. Diluted EPS decreased 14.5% to $2.41 for the first quarter of 2022 compared to diluted EPS of $2.82 in the first quarter of 2021.

Merchandise Inventories

As of April 29, 2022, total merchandise inventories, at cost, were $6.1 billion compared to $5.1 billion as of April 30, 2021, an increase of 13.3% on a per-store basis. This increase primarily reflects the impact of product cost inflation and a greater mix of higher-value products.

Capital Expenditures

Total additions to property and equipment in first quarter of 2022 were $282 million, including approximately: $112 million for improvements, upgrades, remodels and relocations of existing stores; $107 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; $47 million for distribution and transportation-related projects; and $9 million for information systems upgrades and technology-related projects. During first quarter of 2022, the Company opened 239 new stores, remodeled 532 stores, and relocated 32 stores.

Share Repurchases

In the first quarter of 2022, the Company repurchased $747 million of its common stock, or 3.4 million shares, at an average price of $220.13 per share, under its share repurchase program. The total remaining authorization for future repurchases was $1.4 billion at the end of the first quarter of 2022. Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements and other factors. The authorization has no expiration date.

Dividend

On May 25, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.55 per share on the Company’s common stock, payable on or before July 19, 2022 to shareholders of record on July 5, 2022. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2022 Financial Guidance and Store Growth Outlook

Despite the ongoing uncertainties arising from product cost inflation and continued pressure in the supply chain, the Company is updating its sales guidance, and reiterating the remainder of its financial guidance, for the 53-week fiscal year ending February 3, 2023 (“fiscal year 2022”) issued on March 17, 2022. The Company now expects the following:

  Net sales growth of approximately 10.0% -10.5%, including an estimated benefit of approximately two percentage points from the 53rd week; compared to its previous expectation of approximately 10%, including an estimated benefit of approximately two percentage points from the 53rd week; and
  Same-store sales growth of approximately 3.0% -3.5%; compared to its previous expectation of 2.5%.

The Company continues to expect the following:

  Diluted EPS growth in the range of approximately 12% to 14%, including an estimated benefit of approximately four percentage points from the 53rd week;
    This Diluted EPS guidance assumes an effective tax rate in the range of 22.5% to 23.0%;
  Share repurchases of approximately $2.75 billion; and
  Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.4 billion to $1.5 billion.

The Company is also reiterating its plans to execute 2,980 real estate projects in fiscal year 2022, including 1,110 new store openings, 1,750 remodels, and 120 store relocations.

“We are pleased with our strong start to the year,” said John Garratt, Dollar General’s chief financial officer. “As a result of our strong topline performance and current expectations for the remainder of the year, we are raising our net sales and same-store sales guidance for fiscal 2022. Looking ahead, our plans include targeted investments to further enhance the in-store experience, while driving an even greater improvement in in-stock levels and customer service. We believe these investments will position us well to build on our sales momentum as we move ahead.”

Conference Call Information

The Company will hold a conference call on May 26, 2022 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, Jeff Owen, chief operating officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13729427. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through June 23, 2022, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13729427.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotation of Mr. Vasos, and in the sections entitled “Share Repurchases,” “Dividend,” and “Fiscal Year 2022 Financial Guidance and Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “project,” “expect,” “estimate,” “target,” “forecast,” “predict,” “position,” “assume,” “opportunities,” “intend,” “continue,” “future,” “beyond,” “ongoing,” “potential,” “long-term,” “guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “move ahead,” “looking ahead,” “subject to,” “committed,” “confident,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  risks related to the COVID-19 pandemic and associated governmental responses, including but not limited to, the effects on the Company’s supply chain, distribution network, store and distribution center growth, store and distribution center closures, transportation and distribution costs, SG&A expenses, share repurchase activity, and cybersecurity risk profile, as well as the effects on domestic and foreign economies, the global supply chain, labor availability, and customers’ spending patterns;
  economic factors, including but not limited to employment levels; inflation; pandemics; higher fuel, energy, healthcare and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government stimulus programs or subsidies such as unemployment, food/nutrition assistance programs, and the Child Tax Credit; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, state and/or local minimum wage rates); foreign exchange rate fluctuations; measures or events that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, international expansion, store formats and concepts, digital, marketing, health services, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, technology, pOpshelf, DG Fresh initiative, Fast Track, and DG Media Network;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of the current conflict between Russia and Ukraine) that prevents the Company from operating all or a portion of its business;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing, opening or staffing new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, disruptive political events like the current conflict between Russia and Ukraine);
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, the current conflict between Russia and Ukraine);
  product liability, product recall or other product safety or labeling claims;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels) and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  failure to protect the Company’s reputation;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing or labeling; information security and privacy; labor and employment; employee wages and benefits (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels); health and safety; imports and customs; bribery; climate change; and environmental compliance, as well as tax laws (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 18,356 stores in 47 states as of April 29, 2022. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	April 29	April 30	January 28
	2022	2021	2022
ASSETS
Current assets:
Cash and cash equivalents	$335,613	$688,055	$344,829
Merchandise inventories	6,087,399	5,099,465	5,614,325
Income taxes receivable	33,576	16,637	97,394
Prepaid expenses and other current assets	280,282	237,588	247,295
Total current assets	6,736,870	6,041,745	6,303,843
Net property and equipment	4,451,028	3,999,170	4,346,127
Operating lease assets	10,183,152	9,614,974	10,092,930
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,720	1,199,840	1,199,750
Other assets, net	46,949	42,380	46,132
Total assets	$26,956,308	$25,236,698	$26,327,371

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$900,635	$-	$-
Current portion of operating lease liabilities	$1,205,043	$1,101,369	$1,183,559
Accounts payable	3,906,852	3,294,423	3,738,604
Accrued expenses and other	930,260	861,653	1,049,139
Income taxes payable	9,051	57,953	8,055
Total current liabilities	6,951,841	5,315,398	5,979,357
Long-term obligations	3,947,462	4,130,710	4,172,068
Long-term operating lease liabilities	8,959,174	8,499,442	8,890,709
Deferred income taxes	907,020	769,430	825,254
Other liabilities	229,187	271,793	197,997
Total liabilities	20,994,684	18,986,773	20,065,385

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	198,623	206,680	201,265
Additional paid-in capital	3,606,414	3,457,160	3,587,914
Retained earnings	2,157,589	2,588,006	2,473,999
Accumulated other comprehensive loss	(1,002)	(1,921)	(1,192)
Total shareholders' equity	5,961,624	6,249,925	6,261,986
Total liabilities and shareholders' equity	$26,956,308	$25,236,698	$26,327,371

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	April 29	% of Net	April 30	% of Net
	2022	Sales	2021	Sales
Net sales	$8,751,352	100.00%	$8,400,964	100.00%
Cost of goods sold	6,012,989	68.71	5,645,296	67.20
Gross profit	2,738,363	31.29	2,755,668	32.80
Selling, general and administrative expenses	1,992,206	22.76	1,846,818	21.98
Operating profit	746,157	8.53	908,850	10.82
Interest expense	39,676	0.45	40,392	0.48
Income before income taxes	706,481	8.07	868,458	10.34
Income tax expense	153,824	1.76	190,709	2.27
Net income	$552,657	6.32%	$677,749	8.07%

Earnings per share:
Basic	$2.42		$2.84
Diluted	$2.41		$2.82
Weighted average shares outstanding:
Basic	228,477		238,548
Diluted	229,609		240,301

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 13 Weeks Ended
	April 29	April 30
	2022	2021
Cash flows from operating activities:
Net income	$552,657	$677,749
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	172,563	154,146
Deferred income taxes	81,679	58,794
Noncash share-based compensation	26,945	23,533
Other noncash (gains) and losses	68,585	13,040
Change in operating assets and liabilities:
Merchandise inventories	(538,921)	135,732
Prepaid expenses and other current assets	(34,482)	(41,831)
Accounts payable	172,110	(295,206)
Accrued expenses and other liabilities	(116,384)	(136,743)
Income taxes	64,814	116,013
Other	(50)	(2,236)
Net cash provided by (used in) operating activities	449,516	702,991

Cash flows from investing activities:
Purchases of property and equipment	(281,580)	(277,730)
Proceeds from sales of property and equipment	736	807
Net cash provided by (used in) investing activities	(280,844)	(276,923)

Cash flows from financing activities:
Issuance of long-term obligations	-	-
Repayments of long-term obligations	(3,034)	(1,753)
Net increase (decrease) in commercial paper outstanding	705,300	-
Borrowings under revolving credit facilities	-	-
Repayments of borrowings under revolving credit facilities	-	-
Costs associated with issuance of debt	-	-
Repurchases of common stock	(746,773)	(1,000,352)
Payments of cash dividends	(125,262)	(99,832)
Other equity and related transactions	(8,119)	(12,653)
Net cash provided by (used in) financing activities	(177,888)	(1,114,590)

Net increase (decrease) in cash and cash equivalents	(9,216)	(688,522)
Cash and cash equivalents, beginning of period	344,829	1,376,577
Cash and cash equivalents, end of period	$335,613	$688,055

Supplemental cash flow information:
Cash paid for:
Interest	$52,349	$55,858
Income taxes	$7,226	$15,801
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$396,628	$417,749
Purchases of property and equipment awaiting processing for payment,
included in Accounts payable	$141,202	$93,599

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	April 29	April 30
	2022	2021	% Change
Consumables	$6,960,501	$6,378,135	9.1%
Seasonal	961,378	1,050,382	-8.5%
Home products	539,822	571,315	-5.5%
Apparel	289,651	401,132	-27.8%
Net sales	$8,751,352	$8,400,964	4.2%

Store Activity

		For the Quarter Ended
		April 29	April 30
		2022	2021

Beginning store count		18,130	17,177
New store openings		239	260
Store closings		(13)	(11)
Net new stores		226	249
Ending store count		18,356	17,426
Total selling square footage (000's)		136,466	128,953
Growth rate (square footage)		5.8%	5.8%

Contacts

Investor Contacts:
Donny Lau, (615) 855-5591
Kevin Walker, (615) 855-4954

Media Contacts:
Jennifer Moreau, (877) 944-3477
Crystal Luce, (615) 855-5210